Exhibit 99.1

YTB INTERNATIONAL ANNOUNCES MERGER AGREEMENT IN PRINCIPLE

WOOD RIVER, Ill., March 12, 2012 – YTB International, Inc. (Pink Sheets:  YTBLA) (“YTB” or the “Company”), a provider of e-commerce business solutions for individual consumers and home-based independent representatives in the United States, Bermuda, the Bahamas, and Canada, announced on Saturday, March 10, 2012, that the Company has reached an agreement in principle to merge with LTS Nutraceuticals, Inc. (which shall be renamed LTS International, Inc. upon consummation of the merger) (“LTS”).

The parties intend for YTB to be the survivor in a merger with a wholly-owned subsidiary of LTS.  YTB will continue to operate as a stand alone company focusing on the sale of travel businesses as it has done for over 10 years.

LTS focuses on “people helping people” by developing breakthrough nutritional products that promote positive change and lifelong transformation.  LTS markets its products through multiple channels; including retail, direct sales (direct to consumer via TV, radio, Web and mail) and a new and improved form of person-to-person selling, commonly known as network or multi-level marketing.

The proposed merger would result in substantial cost savings and efficiencies allowing the Company to continue its plan for growth and global expansion.  LTS has been approved to operate in Hong Kong, Singapore, and Taiwan and will be a great resource as YTB seeks to expand its business into Asia.

Consummation of the transaction is subject to customary conditions and approvals, including ratification of the Board of Directors for YTB and LTS, shareholder approval of the Company and applicable regulatory approvals.

J. Scott Tomer, Chairman of the Board of YTB International, Inc. commented, “We are very excited about the new global capacity that this potential merger agreement could bring to our business.  Two companies working together to individually strengthen their own products and services is a first for our industry, and we’re excited to be a part of it.”

About YTB International
YTB International, Inc. was recognized as the 34th largest seller of travel in the U.S. in Travel Weekly's 2011 Power List, based on 2010 annual retail value of travel services booked.  YTB is a leading marketer and provider of internet-based business solutions offering travel-related services as well as shopping opportunities through 710 affiliate stores and 19 featured stores in the United States, Canada, Bermuda, and the Bahamas.  The Company operates through two wholly-owned subsidiaries: YTB, Inc. (formerly ZamZuu, Inc., YTB Marketing, Inc. and YourTravelBiz.com, Inc.) and YTB Travel Network, Inc.

Learn more about YTB at http://www.ytb.com or http://www.ytbi.com.

About LTS Nutraceuticals, Inc.
Headquartered in Ft. Lauderdale, FL, LTS Nutraceuticals, Inc. develops, manufactures, markets and distributes an expanding line of unique, high-quality vitamins, vitamin boosters, dietary supplements and nutraceuticals. The products are sold throughout North America through two marketing channels: direct selling utilizing Inline Marketing™ to introduce products to the consumer and marketing products through national retail, drug and grocery chains and club stores.

More information about the Company, visit: www.LTSNinc.com

Certain matters set forth in this news release may contain forward-looking statements. However, such statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2010. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

For: YTB International, Inc.

    Media Contact:
    618-655-9477
    PR@ytb.com

SOURCE YTB International, Inc.